Exhibit 99.1

FOR IMMEDIATE RELEASE
May 2, 2013

CONTACT:
Investors - (301) 968-9300
Media - (301) 968-9400

AMERICAN CAPITAL AGENCY CORP.
REPORTS $(1.57) COMPREHENSIVE LOSS PER COMMON SHARE AND
$28.93 NET BOOK VALUE PER COMMON SHARE

Bethesda, MD - May 2, 2013 - American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported comprehensive loss for the first quarter of 2013 of $(557) million, or $(1.57) per common share, and net book value of $28.93 per common share. Economic return for the period, defined as dividends on common shares plus the change in net book value per common share, was a loss of $(1.46) per common share, (4.6)% for the quarter, or (18.7)% on an annualized basis.

FIRST QUARTER 2013 FINANCIAL HIGHLIGHTS

•	$(1.57) comprehensive loss per common share, comprised of:

◦	$0.64 net income per common share

◦	$(2.21) other comprehensive income (loss) ("OCI") per common share

▪	Includes net unrealized losses on investments marked-to-market through OCI

•	$0.78 net spread income per common share

◦	Comprised of interest income, net of cost of funds (including interest rate swaps) and operating expenses

◦
$1.18 per common share, including $0.40 per common share of estimated net carry income (also known as "dollar roll income") associated with purchases of agency mortgage backed securities ("MBS") on a forward-settlement basis through the "to-be-announced" ("TBA") dollar roll market

◦	Includes $0.09 per common share of estimated "catch-up" premium amortization benefit due to change in projected constant prepayment rate ("CPR") estimates

•	$0.50 estimated taxable income per common share

◦
Estimated taxable income was negatively impacted by net realized losses of approximately $(0.55) per common share recognized for tax during the quarter due to monthly settlements of TBA dollar roll positions during a period of price declines

◦	Total estimated net taxable income (loss) attributable to TBA dollar roll positions was $(0.15) per common share, net of estimated TBA net carry income

•	$1.25 dividend per common share declared on March 7, 2013

American Capital Agency Corp.
May 2, 2013

•	$1.08 estimated undistributed taxable income per common share as of March 31, 2013

◦	Decreased $(319) million from $749 million as of December 31, 2012 to $430 million as of March 31, 2013

◦	On a per share basis, decreased $(1.13) per common share from $2.21 per common share as of December 31, 2012

•	$28.93 net book value per common share as of March 31, 2013

◦	Decreased $(2.71) per common share, or (8.6)%, from $31.64 per common share as of December 31, 2012

•	(4.6)% economic loss on common equity for the quarter, or (18.7)% annualized

◦	Comprised of $1.25 dividend per common share and $(2.71) decrease in net book value per common share

OTHER FIRST QUARTER HIGHLIGHTS

•	$76.3 billion investment portfolio as of March 31, 2013

◦	$103.6 billion including net TBA mortgage position as of March 31, 2013

•	6.5x average leverage for the quarter

◦	8.2x including average net TBA mortgage position during the quarter

•	5.7x leverage as of March 31, 2013

◦	8.1x including net TBA mortgage position as of March 31, 2013

•	10% actual portfolio CPR for the quarter

◦	11% actual portfolio CPR for the month of April 2013

◦	9% average projected portfolio life CPR as of March 31, 2013

•	1.52% annualized net interest rate spread for the quarter

◦	1.87% including estimated TBA dollar roll income

◦	Includes 16 bps of "catch-up" premium amortization benefit due to change in projected CPR estimates

•	1.43% net interest rate spread as of March 31, 2013

◦	1.71% including net TBA mortgage position as of March 31, 2013

•	$1.8 billion of net equity proceeds raised from a common stock offering during the quarter

"Fixed-rate agency MBS prices declined considerably more than both U.S. Treasury securities and interest rate swaps during the first quarter, as market participants began to price in an early end to the Federal Reserve's third round of quantitative easing ("QE3") amid stronger economic data,” commented Gary Kain, President and Chief Investment Officer. “Specified mortgage securities also materially underperformed generic securities as investors focused on extension risk instead of prepayment risk. This underperformance of both TBAs and specified MBS led to the decline in our net book value. However, as economic activity both globally and in the U.S. has weakened over the past month, interest rates have fallen again and mortgages have recovered some of their first quarter weakness."

"Importantly, prepayments on our portfolio remained low and we continue to achieve very favorable financing levels on our dollar roll positions," added Mr. Kain. "Additionally, recent declines in repurchase agreement rates should benefit our total funding cost. As such, despite what we believe to be temporary weakness in MBS valuations, our assets continue to perform as expected from a cash flow perspective. Furthermore, we view the cheapening of specified mortgages as a good opportunity to add some excellent assets at attractive valuations."

American Capital Agency Corp.
May 2, 2013

"Given the magnitude of the Federal Reserve's involvement in the mortgage market and the shifting sentiment on the strength of the economy, the volatility we experienced during the quarter is not surprising," said Malon Wilkus, Chair and Chief Executive Officer. "However, despite the recent volatility, we believe our portfolio is appropriately positioned to create excellent risk adjusted returns for our shareholders over the long-term."

NET BOOK VALUE
As of March 31, 2013, the Company's net book value per common share was $28.93, or $(2.71) lower than the December 31, 2012 net book value per common share of $31.64, reflective of generally lower pricing on the Company's MBS portfolio and due to lower "pay-ups" (or price premiums) on specified pools of securities with favorable prepayment attributes.

INVESTMENT PORTFOLIO
As of March 31, 2013, the Company's investment portfolio totaled $76.3 billion of agency securities and $27.3 billion of net TBA mortgage positions, at fair value.

TBA dollar roll transactions are a form of off-balance sheet financing of agency MBS. The price differential between agency MBS purchased for a forward settlement date through a TBA dollar roll transaction and the price of agency MBS for settlement in the current month is referred to as the “price drop”. The price drop is the economic equivalent of the net interest carry (interest income less implied financing cost), also referred to as "dollar roll income," on the agency MBS earned during the roll period. Given the attractive terms available in the dollar roll market, the Company maintained an average net forward TBA position of $17.9 billion (cost basis) during the quarter.

The Company accounts for TBA dollar roll positions as derivative instruments and recognizes dollar roll income in other income (loss), net on the Company's financial statements. As of March 31, 2013, the Company's net TBA mortgage portfolio had a fair value and cost basis of approximately $27.3 billion and a net fair value of $(11) million reported in derivative assets/(liabilities) on the Company's balance sheet.

As of March 31, 2013, the Company's agency securities were comprised of $74.8 billion of fixed-rate securities, $0.8 billion of adjustable-rate securities and $0.7 billion of collateralized mortgage obligations (“CMOs”) backed by fixed and adjustable-rate securities, including principal and interest-only strips. As of March 31, 2013, the Company's fixed-rate securities were comprised of $22.6 billion ≤15-year fixed-rate securities, $0.4 billion 20-year fixed-rate securities and $51.8 billion 30-year fixed-rate securities and the Company's net TBA mortgage portfolio was comprised of $12.5 billion 15-year net TBA securities and $14.8 billion 30-year net TBA securities, at fair value.

As of March 31, 2013, 78% of the Company's fixed-rate securities, or 57% inclusive of net TBA mortgage positions, were comprised of securities backed by lower loan balance mortgages and loans originated under the U.S. Government sponsored Home Affordable Refinance Program ("HARP"), which have favorable prepayment attributes and, therefore, a lower risk of prepayment relative to generic agency securities. The Company defines lower loan balance securities as pools backed by original loan balances of up to $150,000 and HARP securities as pools backed by 100% refinance loans with original loan-to-values of ≥ 80%. The remainder of the Company's portfolio was primarily comprised of low coupon, new issuance fixed-rate agency securities.

American Capital Agency Corp.
May 2, 2013

CONSTANT PREPAYMENT RATES
The actual CPR for the Company's investment portfolio during the first quarter was 10%, unchanged from the fourth quarter. The most recent CPR published in April 2013 for the Company's portfolio held as of March 31, 2013 was 11%. The weighted average projected CPR for the remaining life of all of the Company's agency securities held as of March 31, 2013 was 9%, a decrease from 11% as of December 31, 2012, primarily due to wider mortgage spreads as compared to modest increases in the five and 10-year U.S. Treasury rates during the quarter. The Company's net TBA dollar roll position was concentrated in low coupon securities and is not included in the CPR calculations above.

The Company amortizes or accretes premiums and discounts associated with purchases of agency securities into interest income using the effective yield method over the estimated life of such securities, incorporating both actual repayments to date and projected CPRs over the remaining life of the security. The weighted average cost basis of the Company's investment portfolio was 105.4% of par value as of March 31, 2013; therefore, faster actual or projected prepayments can have a meaningful negative impact, while slower actual or projected prepayments can have a meaningful positive impact, on the Company's asset yields.

The amortization of premiums, net of any accretion of discounts, on the Company's investment portfolio for the first quarter was $(134) million, or $(0.38) per common share, compared to $(153) million, or $(0.45) per common share, for the fourth quarter. The change in the Company's weighted average projected CPR estimate resulted in recognition of approximately $32 million, or $0.09 per common share, of "catch-up" premium amortization benefit during the quarter, compared to approximately $37 million, or $0.11 per common share, of "catch-up" premium amortization benefit during the fourth quarter. The unamortized net premium balance as of March 31, 2013 was $3.8 billion.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD
The Company's average asset yield on its agency security portfolio for the first quarter was 2.80%, compared to 2.82% for the fourth quarter. Excluding the impact of "catch-up" premium amortization benefit recognized during the current and prior quarter due to changes in projected CPR estimates, the annualized weighted average yield on the Company's agency security portfolio was 2.64% for the current quarter, compared to 2.63% for the prior quarter. The Company's average asset yield reported as of March 31, 2013 was 2.75%, a 14 bps increase from 2.61% as of December 31, 2012.

The Company's average cost of funds (derived from the cost of repurchase agreements, other debt and interest rate swaps) increased 9 bps to 1.28% for the first quarter, from 1.19% for the fourth quarter. The Company's average cost of funds as of March 31, 2013 increased 10 bps to 1.32% from 1.22% as of December 31, 2012. The increase in the Company's average cost of funds was due to higher average swap costs.

The Company's average net interest rate spread for the first quarter was 1.52%, a decrease of 11 bps from the fourth quarter of 1.63%. Including estimated TBA dollar roll income, the Company's average net interest rate spread for the first quarter was 1.87%, an increase from 1.84% during the fourth quarter. The Company's average net spread income for the first quarter includes 16 bps of "catch-up" premium amortization benefit due to changes in projected CPR estimates, compared to
19 bps of "catch-up" premium amortization benefit during the fourth quarter. As of March 31, 2013, the Company's average net interest rate spread was 1.43%, or 1.71% inclusive of net TBA dollar roll positions, compared to 1.39%, or 1.61% inclusive of net TBA dollar roll positions as of December 31, 2012.

LEVERAGE AND HEDGING ACTIVITIES
As of March 31, 2013, the Company had total repurchase agreements and other debt outstanding of $67.1 billion, resulting in a leverage ratio of 5.7x including the net payable/receivable for agency securities not yet settled, or 8.1x inclusive of off-balance sheet TBA financing. Average leverage for the quarter was 6.5x, or 8.2x inclusive of off-balance sheet TBA financing.

The $66.3 billion borrowed under repurchase agreements as of March 31, 2013 had original maturities consisting of:

•	$8.0 billion of one month or less;

•	$29.5 billion from one to three months;

•	$11.2 billion from three to six months;

•	$4.4 billion from six to nine months;

•	$8.1 billion from nine to twelve months;

•	$2.1 billion from twelve to twenty-four months;

•	$2.8 billion from twenty-four to thirty-six months; and

•	$0.2 billion of greater than thirty-six months.

The weighted average original maturity of the Company's repurchase agreements was 183 days as of March 31, 2013, largely unchanged from 181 days as of December 31, 2012. As of March 31, 2013, the Company's repurchase agreements had a weighted average remaining days to maturity of 118 days, unchanged from December 31, 2012.

The Company's interest rate swap positions as of March 31, 2013 totaled $51.3 billion in notional amount and had an average fixed pay rate of 1.51%, a weighted average receive rate of 0.28% and a weighted average maturity of 4.8 years. During the quarter, the Company increased its swap position, including forward starting swaps ranging up to September 2013, by $5.8 billion, while $1.4 billion of the Company's shorter duration swaps were terminated during the quarter. The new swap agreements entered into during the quarter have an average maturity of approximately 8.8 years from March 31, 2013 and a weighted average fixed pay rate of 1.91%. The Company enters into swaps with longer maturities with the intention of protecting its net book value and longer term earnings potential.

The Company utilizes interest rate swaptions to mitigate exposure to larger changes in interest rates. During the quarter, the Company added $11.2 billion in notional amount of payer swaptions at a cost of $205 million, while $2.7 billion of payer swaptions from previous quarters expired at an original cost of $42 million. As of March 31, 2013, the Company had $22.9 billion in payer swaptions outstanding at a market value of $332 million with an average option term of 17 months and an average underlying interest rate swap term of 7.9 years.

The Company also utilizes short positions in U.S. Treasury securities to mitigate exposure to increases in interest rates. As of March 31, 2013, the Company had $12.6 billion in notional amount

American Capital Agency Corp.
May 2, 2013

of short Treasury positions and $0.8 billion in notional amount of short U.S. Treasury futures. As of March 31, 2013, 94% of the Company's outstanding balance of repurchase agreements, other debt and net TBA dollar roll position was hedged through interest rate swaps, swaptions and short Treasury positions, an increase from 83% as of December 31, 2012.

OTHER INCOME (LOSS), NET
During the quarter, the Company recorded a loss of $(124) million in other income (loss), net, or $(0.35) per common share. Other income (loss), net is comprised of:

•	$(26) million of net realized losses on sales of agency securities;

•	$(84) million of other interest rate swap periodic interest costs (excludes $(49) million of interest rate swap costs recorded in interest expense);

•	$162 million of net unrealized gains on interest rate swaps;

•	$(24) million of interest rate swap termination fees;

•	$142 million of TBA dollar roll income;

•	$(244) million of net losses on TBA mortgage positions and forward settling securities; and

•	$(50) million of net losses on other derivative instruments and securities.

Other derivative instruments and securities generally represent instruments that are used in addition to interest rate swaps (such as swaptions, treasury securities and treasury futures contracts) to supplement the Company's interest rate risk management strategies.

OTHER COMPREHENSIVE INCOME (LOSS)
During the quarter, the Company recorded other comprehensive loss of $(788) million, or $(2.21) per common share, comprised of $(837) million of net unrealized losses on agency securities and $49 million of net unrealized gains on interest rate swaps. The net unrealized gains on interest rate swaps consist of amounts reclassified out of accumulated OCI into interest expense for the amortization of deferred losses associated with interest rate swaps that were de-designated as hedges in the third quarter of 2011.

ESTIMATED TAXABLE INCOME
Estimated taxable income for the first quarter was $0.50 per common share, or $0.14 lower than GAAP net income per common share. The primary differences between tax and GAAP net income are (i) unrealized gains and losses associated with interest rate swaps and other derivatives and securities marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to the amortization of premiums paid on investments and (iii) timing differences in the recognition of certain realized gains and losses.

Estimated taxable income for the quarter was negatively impacted by net realized losses of approximately $(0.55) per common share recognized for tax purposes due to monthly settlements of the Company's TBA dollar roll positions during a period of price declines. By comparison, price changes on the Company's agency MBS portfolio are recognized for tax purposes upon a sale of the security. Total estimated net taxable income (loss) attributable to the Company's TBA dollar roll position was $(0.15) per common share, net of $0.40 estimated net carry income.

American Capital Agency Corp.
May 2, 2013

FIRST QUARTER 2013 DIVIDEND DECLARATIONS
On March 7, 2013, the Board of Directors of the Company declared a first quarter dividend on its common stock of $1.25 per share, which was paid on April 26, 2013 to common stockholders of record as of March 20, 2013. Since its May 2008 initial public offering, the Company has paid a total of $3.3 billion in common dividends, or $25.11 per common share.

On March 11, 2013, the Board of Directors of the Company declared a first quarter dividend on its 8.000% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock") of $0.50 per share. The dividend was paid on April 15, 2013 to preferred stockholders of record as of April 1, 2013.

The Company had approximately $430 million of estimated undistributed taxable income as of March 31, 2013, or $1.08 per common share, net of dividends declared, but without adjustment for future quarterly dividends not yet declared on the Company's Series A Preferred Stock.

FINANCIAL STATEMENTS, OPERATING PERFORMANCE AND PORTFOLIO STATISTICS
The following measures of operating performance include net spread income and estimated taxable income, which are Non-GAAP financial measures. Please refer to "Use of Non-GAAP Financial Information" later in this release for further discussion of non-GAAP measures.

American Capital Agency Corp.
May 2, 2013

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Assets:
Agency securities, at fair value (including pledged securities of $70,094, $79,966, $83,600, $71,809, and $71,156, respectively)	$74,874	$83,710	$88,020	$76,378	$80,517
Agency securities transferred to consolidated variable interest entities, at fair value (pledged securities)	1,421	1,535	1,620	1,544	53
Cash and cash equivalents	2,826	2,430	2,569	2,099	1,762
Restricted cash	499	399	369	302	315
Derivative assets, at fair value	480	301	292	64	184
Receivable for securities sold (including pledged securities of $484, $0, $1,466, $2,674, and $1,442, respectively)	734	—	2,326	2,877	1,706
Receivable under reverse repurchase agreements	12,291	11,818	6,712	1,274	3,613
Other assets	244	260	269	244	267
Total assets	$93,369	$100,453	$102,177	$84,782	$88,417

Liabilities:
Repurchase agreements	$66,260	$74,478	$79,254	$69,540	$69,816
Debt of consolidated variable interest entities, at fair value	862	937	1,008	954	50
Payable for securities purchased	259	556	1,311	2,198	4,852
Derivative liabilities, at fair value	1,217	1,264	1,562	1,250	827
Dividends payable	499	427	430	384	286
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	12,548	11,763	7,265	1,269	3,816
Accounts payable and other accrued liabilities	82	132	74	51	52
Total liabilities	81,727	89,557	90,904	75,646	79,699

Stockholders' equity:
8.000% Series A Cumulative Redeemable Preferred Stock; $0.01 par value; 6.9, 6.9, 6.9, 6.9 and 0.0 shares issued and outstanding, respectively; liquidation preference of $25 per share ($173)	167	167	167	167	—
Common stock, $0.01 par value; 600.0, 600.0, 600.0, 600.0, and 300.0 shares authorized; 396.5, 338.9, 341.6, 304.8, and 300.0 shares issued and outstanding, respectively	4	3	3	3	3
Additional paid-in capital	11,261	9,460	9,536	8,296	8,141
Retained (deficit) earnings	(557)	(289)	(672)	(328)	317
Accumulated other comprehensive income	767	1,555	2,239	998	257
Total stockholders' equity	11,642	10,896	11,273	9,136	8,718
Total liabilities and stockholders' equity	$93,369	$100,453	$102,177	$84,782	$88,417

Net book value per common share	$28.93	$31.64	$32.49	$29.41	$29.06

American Capital Agency Corp.
May 2, 2013

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Interest income:
Interest income	$547	$570	$520	$504	$514
Interest expense (1)	140	147	139	120	106
Net interest income	407	423	381	384	408

Other (loss) income, net:
(Loss) gain on sale of agency securities, net	(26)	353	210	417	216
(Loss) gain on derivative instruments and other securities, net (1)	(98)	89	(460)	(1,029)	47
Total other (loss) income, net	(124)	442	(250)	(612)	263
Expenses:
Management fees	33	31	32	28	22
General and administrative expenses	9	9	8	8	6
Total expenses	42	40	40	36	28
Income (loss) before income tax provision (benefit)	241	825	91	(264)	643
Income tax provision (benefit)	10	15	5	(3)	2
Net income (loss)	231	810	86	(261)	641
Dividend on preferred stock	3	3	3	3	—
Net income (loss) available (attributable) to common shareholders	$228	$807	$83	$(264)	$641

Net income (loss)	$231	$810	$86	$(261)	$641
Other comprehensive (loss) income:
Unrealized (loss) gain on available-for-sale securities, net	(837)	(734)	1,190	689	(106)
Unrealized gain on derivative instruments, net (1)	49	50	51	52	52
Other comprehensive (loss) income	(788)	(684)	1,241	741	(54)
Comprehensive (loss) income	(557)	126	1,327	480	587
Dividend on preferred stock	3	3	3	3	—
Comprehensive (loss) income (attributable) available to common shareholders	$(560)	$123	$1,324	$477	$587

Weighted average number of common shares outstanding - basic and diluted	356.2	340.3	332.8	301.0	240.6
Net income (loss) per common share - basic and diluted	$0.64	$2.37	$0.25	$(0.88)	$2.66
Comprehensive (loss) income per common share - basic and diluted	$(1.57)	$0.36	$3.98	$1.58	$2.44
Estimated REIT taxable income per common share - basic and diluted (2)	$0.50	$1.93	$1.36	$1.62	$2.03
Dividends declared per common share	$1.25	$1.25	$1.25	$1.25	$1.25

American Capital Agency Corp.
May 2, 2013

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INTEREST INCOME TO ADJUSTED NET INTEREST INCOME AND NET SPREAD INCOME (2)
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Interest income	$547	$570	$520	$504	$514
Interest expense:
Repurchase agreements and other debt	91	97	88	68	54
Interest rate swap periodic costs (1)	49	50	51	52	52
Total interest expense	140	147	139	120	106
Net interest income	407	423	381	384	408
Other interest rate swap periodic costs (3)	84	77	74	62	39
Adjusted net interest income	323	346	307	322	369
Operating expenses	42	40	40	36	28
Net spread income	281	306	267	286	341
Dividend on preferred stock	3	3	3	3	—
Net spread income available to common shareholders	$278	$303	$264	$283	$341
Weighted average number of common shares outstanding - basic and diluted	356.2	340.3	332.8	301.0	240.6
Net spread income per common share - basic and diluted	$0.78	$0.89	$0.79	$0.94	$1.42

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INCOME TO ESTIMATED TAXABLE INCOME (2)
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Net income (loss)	$231	$810	$86	$(261)	$641
Book to tax differences:
Premium amortization, net	(34)	(19)	55	43	(28)
Realized (gain) loss, net	(53)	(16)	167	54	(46)
Unrealized (gain) loss, net	30	(121)	128	647	(80)
Other	6	6	20	9	2
Total book to tax differences	(51)	(150)	370	753	(152)
Estimated REIT taxable income	180	660	456	492	489
Dividend on preferred stock	3	3	3	3	—
Estimated REIT taxable income available to common shareholders	$177	$657	$453	$489	$489
Weighted average number of common shares outstanding - basic and diluted	356.2	340.3	332.8	301.0	240.6
Estimated REIT taxable income per common share - basic and diluted	$0.50	$1.93	$1.36	$1.62	$2.03
Estimated cumulative undistributed REIT taxable income per common share (4)	$1.08	$2.21	$1.52	$1.61	$1.28

American Capital Agency Corp.
May 2, 2013

AMERICAN CAPITAL AGENCY CORP.
KEY STATISTICS*
(in millions, except per share data)
(unaudited)

	Three Months Ended
Key Balance Sheet Statistics:	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Fixed-rate agency securities, at fair value - as of period end	$74,829	$83,635	$87,882	$75,732	$77,675
Adjustable-rate agency securities, at fair value - as of period end	$794	$891	$992	$1,072	$2,500
CMO agency securities, at fair value - as of period end	$157	$173	$191	$568	$228
Interest-only strips agency securities, at fair value - as of period end	$272	$292	$307	$276	$133
Principal-only strips agency securities, at fair value - as of period end	$243	$254	$268	$274	$34
Total agency securities, at fair value - as of period end	$76,295	$85,245	$89,640	$77,922	$80,570
Total agency securities, at cost - as of period end	$75,088	$83,193	$86,850	$76,352	$79,687
Total agency securities, at par - as of period end (5)	$71,253	$78,788	$82,435	$72,683	$76,023
Average agency securities, at cost	$78,009	$80,932	$81,500	$74,007	$61,962
Average agency securities, at par (5)	$73,922	$76,710	$77,519	$70,549	$59,082
Net TBA portfolio - as of period end, at fair value	$27,283	$12,870	NM	NM	NM
Average net TBA portfolio, at cost	$17,892	$13,069	NM	NM	NM
Average repurchase agreements and other debt	$70,591	$74,649	$75,106	$67,997	$57,480
Average stockholders' equity (6)	$10,843	$11,177	$10,602	$9,071	$6,984
Net book value per common share as of period end (7)	$28.93	$31.64	$32.49	$29.41	$29.06
Leverage - average during the period (8)	6.5:1	6.7:1	7.1:1	7.5:1	8.2:1
Leverage - average during the period, including net TBA position	8.2:1	7.8:1	NM	NM	NM
Leverage - as of period end (9)	5.7:1	7.0:1	7.0:1	7.6:1	8.4:1
Leverage - as of period end, including net TBA position	8.1:1	8.2:1	NM	NM	NM

Key Performance Statistics:
Average coupon (10)	3.68%	3.77%	3.81%	3.96%	4.15%
Average asset yield (11)	2.80%	2.82%	2.55%	2.73%	3.32%
Average cost of funds (12)	(1.28)%	(1.19)%	(1.13)%	(1.08)%	(1.01)%
Average net interest rate spread (13)	1.52%	1.63%	1.42%	1.65%	2.31%
Average net interest rate spread, including estimated TBA dollar roll income (14)	1.87%	1.84%	NM	NM	NM
Average coupon - as of period end	3.73%	3.69%	3.77%	3.86%	3.99%
Average asset yield - as of period end	2.75%	2.61%	2.61%	2.81%	3.06%
Average cost of funds - as of period end (15)	(1.32)%	(1.22)%	(1.11)%	(1.19)%	(0.99)%
Average net interest rate spread - as of period end	1.43%	1.39%	1.50%	1.62%	2.07%
Average net interest rate spread - as of period end, including estimated TBA dollar roll income (14)	1.71%	1.61%	NM	NM	NM
Average actual CPR for securities held during the period	10%	10%	9%	10%	10%
Average forecasted CPR - as of period end	9%	11%	14%	12%	9%
Total premium amortization, net	$(134)	$(153)	$(219)	$(196)	$(100)
Expenses % of average total assets	0.22%	0.16%	0.17%	0.18%	0.16%
Expenses % of average stockholders' equity	1.57%	1.42%	1.50%	1.59%	1.60%
Net comprehensive income (loss) return on average common equity - annualized (16)	(21.3)%	4.4%	50.4%	21.5%	33.7%
Dividends declared per common share	$1.25	$1.25	$1.25	$1.25	$1.25
Economic (loss) return on common equity - annualized (17)	(18.7)%	4.9%	58.6%	22.1%	37.7%

American Capital Agency Corp.
May 2, 2013

*Except as noted below, average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.

NM = Not meaningful. Prior to the fourth quarter of 2012, the Company's net TBA position primarily consisted of short TBAs used for hedging purposes.

1.
The Company voluntarily discontinued hedge accounting under GAAP for interest rate swaps as of September 30, 2011. Accumulated other comprehensive loss (“OCI”) on the Company's de-designated interest rate swaps as of September 30, 2011 is being amortized on a straight-line basis over the remaining swap terms into interest expense. All other periodic interest costs, termination fees and mark-to-market adjustments associated with interest rate swaps are reported in other income (loss), net pursuant to GAAP.

2.	Table includes non-GAAP financial measures. Refer to "Use of Non-GAAP Financial Information" for additional discussion of non-GAAP financial measures.

3.
Other interest rate swap periodic costs represent periodic interest costs on the Company's interest rate swap portfolio in excess of amounts reclassified from accumulated OCI into interest expense. Other interest rate swap periodic costs does not include termination fees or mark-to-market adjustments associated with interest rate swaps.

4.
Estimated cumulative undistributed REIT taxable income as of period end is net of common and preferred dividends declared during the period, without adjustment for future quarterly dividends not yet declared on the Company's Series A Preferred Stock. Amount divided by total common shares outstanding as of each period end.

5.	Agency securities par value excludes the underlying unamortized principal balance ("UPB") of the Company's interest-only securities.

6.	Average stockholders' equity calculated as the average month-ended stockholders' equity during the quarter.

7.
Net book value per common share calculated as total stockholders' equity, less the Company's Series A Preferred Stock liquidation preference of $25 per preferred share, divided by the number of common shares outstanding as of period end.

8.
Leverage during the period was calculated by dividing the daily weighted average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period by the average stockholders' equity for the period.

9.
Leverage at period end was calculated by dividing the sum of the amount outstanding under repurchase agreements, net receivable / payable for unsettled agency securities and other debt by total stockholders' equity at period end.

10.	Weighted average coupon for the period was calculated by dividing the total coupon (or cash) interest income on agency securities by average agency securities held at par.

11.
Weighted average asset yield for the period was calculated by dividing the total interest income on agency securities (coupon interest less amortization of premiums and discounts) by the average amortized cost of agency securities held.

12.
Cost of funds includes repurchase agreements, other debt and interest rate swaps, but excludes swap termination fees and costs associated with other supplemental hedges such as swaptions and short treasury or TBA positions. Weighted average cost of funds for the period was calculated by dividing the total cost of funds by the average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period.

13.	Net interest rate spread for the period was calculated by subtracting the average cost of funds from the average asset yield.

14.
Estimated TBA dollar roll income is net of short TBAs used for hedging purposes. Dollar roll income excludes the impact of other supplemental hedges, and is recognized in gain (loss) on derivative instruments and other securities, net.

15.
Cost of funds as of period end includes repurchase agreements and other debt outstanding, plus the impact of interest rate swaps in effect as of each period end and forward starting swaps becoming effective, net of swaps expiring, within three months of each period end, but excludes costs associated with other supplemental hedges such as swaptions and short treasury or TBA positions.

16.
Net comprehensive income (loss) return on average common equity for the period was calculated by dividing comprehensive (loss) income (attributable) available to common shareholders by average common equity.

17.
Economic (loss) return on common equity represents the sum of the change in net asset value per common share and dividends declared on common stock during the period over the beginning net asset value per common share.

STOCKHOLDER CALL
AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on May 3, 2013 at 11:00 am ET. The stockholder call can be accessed through a live webcast, free of charge, at www.AGNC.com or by dialing (888) 317-6016 (U.S. domestic) or (412) 317-6016 (international). Please advise the operator you are dialing in for the American Capital Agency stockholder call. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast.

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q1 2013 Earnings Presentation link to download and print the presentation in advance of the Stockholder Call.

American Capital Agency Corp.
May 2, 2013

An archived audio of the shareholder call combined with the slide presentation will be made available on the AGNC website after the call on May 3, 2013. In addition, there will be a phone recording available from 1:00 pm ET May 3, 2013 until 9:00 am ET May 17, 2013. If you are interested in hearing the recording of the presentation, please dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The conference number is 10027585.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AMERICAN CAPITAL AGENCY CORP.
American Capital Agency Corp. is a real estate investment trust (“REIT”) that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital AGNC Management, LLC, an affiliate of American Capital, Ltd. For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL, LTD.
American Capital, Ltd. (NASDAQ: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products.  American Capital manages $21.2 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $117 billion of total assets under management (including levered assets). Through an affiliate, American Capital manages publicly traded American Capital Agency Corp. (NASDAQ: AGNC) with approximately $13 billion market capitalization and American Capital Mortgage Investment Corp. (NASDAQ: MTGE) with approximately $1.5 billion market capitalization. From its eight offices in the U.S. and Europe, American Capital and its affiliate, European Capital, will consider investment opportunities from $10 million to $750 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

American Capital Agency Corp.
May 2, 2013

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with GAAP, this release includes certain non-GAAP financial information, including net spread income, estimated taxable income and certain financial metrics derived from non-GAAP information, such as estimated undistributed taxable income, which the Company's management uses in its internal analysis of results, and believes may be informative to investors.

Net spread income consists of adjusted net interest income, less total operating expenses. Adjusted net interest income is interest income less interest expense (or “GAAP net interest income”), less other periodic interest rate swap interest costs reported in other income (loss), net.

Estimated taxable income is pre-tax income calculated in accordance with the requirements of the Internal Revenue Code rather than GAAP. Estimated taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. Examples include (i) unrealized gains and losses associated with interest rate swaps and other derivatives and securities marked-to-market in current income for GAAP purposes, but excluded from estimated taxable income until realized or settled, (ii) temporary differences related to the amortization of premiums paid on investments and (iii) timing differences in the recognition of certain realized gains and losses. Furthermore, estimated taxable income can include certain information that is subject to potential adjustments up to the time of filing of the appropriate tax returns, which occurs after the end of the calendar year of the Company.

The Company believes that these non-GAAP financial measures provide information useful to investors because net spread income is a financial metric used by management and investors and estimated taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. The Company also believes that providing investors with net spread income, estimated taxable income and certain financial metrics derived based on such estimated taxable income, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because net spread income and estimated taxable income are an incomplete measure of the Company's financial performance and involve differences from net income computed in accordance with GAAP, net spread income and estimated taxable income should be considered as supplementary to, and not as a substitute for, the Company's net income computed in accordance with GAAP as a measure of the Company's financial performance. In addition, because not all companies use identical calculations, the Company's presentation of net spread income and estimated taxable income may not be comparable to other similarly-titled measures of other companies.